Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Trina Schurman
August 21, 2019 at 1:05 PM PDT		Nordstrom, Inc.
(206) 303-6503

	MEDIA CONTACT:	Gigi Ganatra Duff
Nordstrom, Inc.
(206) 303-3030
Nordstrom Reports Second Quarter 2019 Earnings

SEATTLE, Wash. (August 21, 2019) – Nordstrom, Inc. (NYSE: JWN) today reported earnings per diluted share of $0.90 for the second quarter ended August 3, 2019. Total Company net sales decreased 5.1 percent in the second quarter.
“We delivered strong bottom-line results, demonstrating our inventory and expense discipline. We exited the quarter in a favorable inventory position and made important strides in productivity,” said Erik Nordstrom, co-president, Nordstrom, Inc. “We’re focused on driving our top-line, and while this can take time, we are confident in our ability to manage through cycles. We remain encouraged by our key initiatives, including our local market strategy, and are making good progress on key areas of focus that we believe will collectively drive increased value creation for our shareholders.”
Nordstrom is focused on driving top-line growth, improving profitability and executing key strategies to enhance the customer experience:

•
The Company’s earnings beat expectations, resulting from strong inventory discipline as well as significant expense efficiencies across the Company. Inventory was down 6.5 percent over last year, positioning the Company well to re-balance its merchandise assortment with customer demand.

•
While the Company’s bottom-line exceeded expectations, sales were around the low end of its expected range. This reflected a challenging start to the quarter as well as softer performance for the Anniversary Sale and Off-Price business. However, Nordstrom saw positive outcomes from the execution of its loyalty and digital marketing programs. The Company is taking advantage of its strong inventory position to increase depth in key items and improve in-stock levels, applying learnings from its Anniversary Sale. The Off-Price business is amplifying its marketing efforts and making strategic inventory investments to fuel growth in the second half of the year.

•
During the Anniversary Sale, the Company experienced year-over-year improvements in customer metrics and anticipates improved sell-through of Anniversary product to favorably impact merchandise margin performance in the third quarter.

•
The Off-Price business managed inventory efficiently, enabling it to be opportunistic in the marketplace to drive a constant flow of newness in the second half. The strength of its inventory and expense execution mitigated most of its year-to-date sales shortfall.

•
The goal of Nordstrom’s local market strategy is to gain market share by increasing customer engagement through services and leveraging inventory in its most important markets. Scaling in the broader Los Angeles market, customers have significantly greater access to merchandise selection, contributing to Buy Online & Pick Up in Store sales nearly tripling in this market in July.

•
Nordstrom will expand its local market strategy to New York City, its largest market for online sales, with the opening of its flagship store on October 24 and two Nordstrom Local neighborhood hubs in September. The combination of Nordstrom’s physical and digital assets is expected to add a significant sales lift in this market.

SECOND QUARTER 2019 SUMMARY

•	Second quarter net earnings were $141 million compared with $162 million during the same period in fiscal 2018.

•
Earnings before interest and taxes (“EBIT”) were $216 million, or 5.7 percent of net sales, compared with $246 million, or 6.2 percent of net sales, during the same period in fiscal 2018. The decrease was driven primarily by lower sales volume.

•	In Full-Price, net sales decreased 6.5 percent compared with the same period in fiscal 2018. Off-Price net sales decreased 1.9 percent.

•	Total company digital sales grew 4 percent and represented 30 percent of the business.

•
Gross profit, as a percentage of net sales, of 34.5 percent decreased 50 basis points compared with the same period in fiscal 2018. This was primarily due to deleverage on occupancy expenses. Ending inventory decreased 6.5 percent from last year, reflecting two consecutive quarters of maintaining a positive spread between inventory and sales. Despite a continued elevated promotional environment, merchandise margin rate relative to last year sequentially improved from the prior quarter.

•
Selling, general and administrative expenses, as a percentage of net sales, of 31.2 percent increased 26 basis points compared with the same period in fiscal 2018. This was primarily due to fixed expense deleverage on lower sales volume, partially offset by expense savings related to ongoing efficiency initiatives as well as adjustments to performance-related expenses. On a year-to-date basis, selling, general and administrative expenses decreased 1.4 percent over last year, reflecting Nordstrom’s ability to increase productivity and bend the expense curve. To date, the Company has realized over $100 million in expense savings, tracking ahead of plans to achieve $150 to $200 million for the year.

•	The Company’s enhanced loyalty program continues to grow. The Nordy Club has 12 million active customers, which represented an increase of 12 percent over last year and 64 percent of sales.

•
During the six months ended August 3, 2019, the Company repurchased 4.1 million shares of its common stock for $186 million. A total capacity of $707 million remains available under its existing share repurchase authorization. The actual timing, price, manner and amounts of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission (“SEC”) rules.

EXPANSION UPDATE
During the second quarter of 2019, the Company opened one store:

Location	Store Name	Square Footage (000’s)	Timing
Off-Price
U.S. - Nordstrom Rack
Staten Island, NY	Empire Outlets	36	July 4

Number of Stores	August 3, 2019	August 4, 2018
Full-Price
U.S. - Nordstrom full-line	113	116
Canada - Nordstrom full-line	6	6
Canada - Nordstrom Rack	6	3
Other Full-Price[1]	12	9
Off-Price
U.S. - Nordstrom Rack	242	236
Last Chance clearance stores	2	2
Total	381	372
[1] Other Full-Price includes Trunk Club clubhouses, Jeffrey boutiques and Nordstrom Local neighborhood hubs.

Gross Square Footage	30,216,000	30,412,000

FISCAL YEAR 2019 OUTLOOK
The Company revised its annual outlook to reflect second quarter results and expectations for the second half of the year. While the Company is evaluating the fourth tranche of tariffs on goods from China and has not incorporated the associated impact in its annual outlook, the estimated impact is expected to be relatively immaterial for the year.

	Prior Outlook	Current Outlook
Net sales	2 percent decrease to flat	Approximately 2 percent decrease
Credit card revenues, net	Low to mid single-digit growth	Low to mid single-digit growth
EBIT	$805 to $890 million	$805 to $855 million
EBIT margin	5.3 to 5.8 percent	5.3 to 5.6 percent
Earnings per diluted share (excluding the impact of any potential future share repurchases)	$3.25 to $3.65	$3.25 to $3.50
CONFERENCE CALL INFORMATION
The Company's senior management will host a conference call to discuss second quarter 2019 results and fiscal 2019 outlook at 4:45 p.m. Eastern Daylight Time today. To listen to the live call online and view the speakers’ prepared remarks and the conference call slides, visit the Investor Relations section of the Company’s corporate website at http://investor.nordstrom.com. An archived webcast with the speakers’ prepared remarks and the conference call slides will be available in the Quarterly Results section for one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13693167, until the close of business on August 28, 2019.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 380 stores in 40 states, including 118 full-line stores in the United States, Canada and Puerto Rico; 248 Nordstrom Rack stores; three Jeffrey boutiques; two clearance stores; six Trunk Club clubhouses; and three Nordstrom Local service concepts. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com, HauteLook and TrunkClub.com. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this press release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. The words "will," "may," "designed to," "outlook," "believes," "should," "targets," "anticipates," "assumptions," "plans," "expects" or "expectations," "intends," "estimates," "forecasts," "guidance" and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2019. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Six Months Ended
	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018
Net sales	$3,778	$3,980	$7,127	$7,450
Credit card revenues, net	94	87	188	179
Total revenues	3,872	4,067	7,315	7,629
Cost of sales and related buying and occupancy costs	(2,476)	(2,589)	(4,704)	(4,877)
Selling, general and administrative expenses	(1,180)	(1,232)	(2,319)	(2,353)
Earnings before interest and income taxes	216	246	292	399
Interest expense, net	(23)	(28)	(46)	(56)
Earnings before income taxes	193	218	246	343
Income tax expense	(52)	(56)	(69)	(94)
Net earnings	$141	$162	$177	$249

Earnings per share:
Basic	$0.91	$0.97	$1.14	$1.48
Diluted	$0.90	$0.95	$1.14	$1.46

Weighted-average shares outstanding:
Basic	155.0	167.8	155.0	167.8
Diluted	155.6	170.3	155.9	170.3

Percent of net sales:
Gross profit	34.5%	35.0%	34.0%	34.5%
Selling, general and administrative expenses	31.2%	31.0%	32.5%	31.6%
Earnings before interest and income taxes	5.7%	6.2%	4.1%	5.4%

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	August 3, 2019	February 2, 2019	August 4, 2018
Assets
Current assets:
Cash and cash equivalents	$956	$957	$1,343
Accounts receivable, net	211	148	200
Merchandise inventories	1,932	1,978	2,065
Prepaid expenses and other	384	291	439
Total current assets	3,483	3,374	4,047

Land, property and equipment (net of accumulated depreciation of $6,813, $6,647 and $6,393)	4,036	3,921	3,860
Operating lease right-of-use assets	1,801	—	—
Goodwill	249	249	249
Other assets	366	342	334
Total assets	$9,935	$7,886	$8,490

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,819	$1,469	$1,840
Accrued salaries, wages and related benefits	442	580	394
Current portion of operating lease liabilities	237	—	—
Other current liabilities	1,427	1,324	1,380
Current portion of long-term debt	500	8	54
Total current liabilities	4,425	3,381	3,668

Long-term debt, net	2,178	2,677	2,680
Deferred property incentives, net	5	457	480
Non-current operating lease liabilities	1,912	—	—
Other liabilities	656	498	522

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 154.9, 157.6 and 167.5 shares issued and outstanding	3,084	3,048	2,899
Accumulated deficit	(2,286)	(2,138)	(1,712)
Accumulated other comprehensive loss	(39)	(37)	(47)
Total shareholders’ equity	759	873	1,140
Total liabilities and shareholders’ equity	$9,935	$7,886	$8,490

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Six Months Ended
	August 3, 2019	August 4, 2018
Operating Activities
Net earnings	$177	$249
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses and other, net	325	338
Amortization of deferred property incentives	—	(34)
Non-cash lease expense (including developer reimbursement amortization of $38)	89	—
Deferred income taxes, net	(21)	(13)
Stock-based compensation expense	40	51
Change in operating assets and liabilities:
Accounts receivable	21	(55)
Merchandise inventories	1	(122)
Prepaid expenses and other assets	(140)	(149)
Accounts payable	322	404
Accrued salaries, wages and related benefits	(137)	(183)
Other current liabilities	128	76
Deferred property incentives	4	29
Lease liabilities (including operating lease interest of $47)	(125)	—
Other liabilities	8	3
Net cash provided by operating activities	692	594

Investing Activities
Capital expenditures	(480)	(269)
Other, net	26	(21)
Net cash used in investing activities	(454)	(290)

Financing Activities
Principal payments on long-term borrowings	—	(5)
Increase in cash book overdrafts	92	63
Cash dividends paid	(114)	(124)
Payments for repurchase of common stock	(210)	(82)
Proceeds from issuances under stock compensation plans	11	49
Tax withholding on share-based awards	(18)	(17)
Other, net	—	(26)
Net cash used in financing activities	(239)	(142)

Net (decrease) increase in cash and cash equivalents	(1)	162
Cash and cash equivalents at beginning of period	957	1,181
Cash and cash equivalents at end of period	$956	$1,343

NORDSTROM, INC.
SUMMARY OF NET SALES
(unaudited; amounts in millions)
Our Full-Price business includes our Nordstrom U.S. full-line stores, Nordstrom.com, Canada, Trunk Club, Jeffrey and Nordstrom Local. Our Off-Price business includes Nordstrom U.S. Rack stores, Nordstromrack.com/HauteLook and Last Chance clearance stores. The following table summarizes net sales for the quarter and six months ended August 3, 2019 compared with the same periods in fiscal 2018:

	Quarter Ended		Six Months Ended
	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018
Net sales by business:
Full-Price	$2,530	$2,707	$4,657	$4,948
Off-Price	1,248	1,273	2,470	2,502
Total net sales	$3,778	$3,980	$7,127	$7,450

Net sales increase (decrease) by business:
Full-Price	(6.5%)	(5.0%)	(5.9%)	(1.2%)
Off-Price	(1.9%)	7.0%	(1.3%)	6.9%
Total Company	(5.1%)	7.1%	(4.3%)	6.5%

Digital sales as % of total net sales[1]	30%	28%	31%	28%
1 Digital sales are online sales and digitally assisted store sales which include Buy Online, Pick Up in Store (“BOPUS”), Ship to Store and Style Board, a digital selling tool. In 2019, we updated our digital sales calculation, including our prior year digital sales for comparability. Although we do not expect the change to be material for the full year, some timing differences will occur between the second and third quarters of the year.

NORDSTROM, INC.
ADJUSTED RETURN ON INVESTED CAPITAL (“ADJUSTED ROIC”)
(NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
We believe that Adjusted ROIC is a useful financial measure for investors and credit agencies in evaluating the efficiency and effectiveness of the capital we have invested in our business to generate returns over time. In addition, we have incorporated it in our executive incentive measures and it is an important indicator of shareholders’ return over the long term.
For 2019, income statement activity for adjusted net operating profit and balance sheet amounts for average invested capital are comprised of two quarters of activity under the new lease standard (“Lease Standard”) for 2019, and the last two quarters of 2018 under the previous lease standard. Under the previous lease standard, we estimated the value of our operating leases as if they met the criteria for capital leases or we had purchased the properties. This provided additional supplemental information that estimated the investment in our operating leases. Estimated depreciation on capitalized operating leases and average estimated asset base of capitalized operating leases are not calculated in accordance with, nor an alternative for, generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitution of our results as reported under GAAP.
Adjusted ROIC is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other GAAP financial measures. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted ROIC is return on assets. The following is a reconciliation of the components of Adjusted ROIC and return on assets:

	Four Quarters Ended
	August 3, 2019	August 4, 2018
Net earnings	$492	$513
Add: income tax expense	144	329
Add: interest expense	109	124
Earnings before interest and income tax expense	745	966

Add: operating lease interest[1]	47	—
Add: rent expense, net	127	249
Less: estimated depreciation on capitalized operating leases[2]	(68)	(133)
Adjusted net operating profit	851	1,082

Less: estimated income tax expense	(193)	(422)
Adjusted net operating profit after tax	$658	$660

Average total assets	$9,016	$8,175
Less: average non-interest-bearing current liabilities	(3,528)	(3,371)
Less: average deferred property incentives in excess of ROU assets[3]	(154)	—
Add: average estimated asset base of capitalized operating leases[2]	1,005	1,962
Less: average deferred property incentives and deferred rent liability	(303)	(635)
Average invested capital	$6,036	$6,131

Return on assets[4]	5.5%	6.3%
Adjusted ROIC[4]	10.9%	10.8%
1 As a result of the Lease Standard, we add back the operating lease interest to reflect how we manage our business. Operating lease interest is a component of operating lease cost recorded in occupancy costs and is calculated in accordance with the Lease Standard.
2 Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating under the previous lease standard if they had met the criteria for a finance lease or we had purchased the property. The asset base for each quarter is calculated as the trailing four quarters of rent expense multiplied by eight, a commonly used method to estimate the asset base we would record for our capitalized operating leases.
3 For leases with property incentives that exceed the operating lease right-of-use assets (“ROU assets”), we reclassify the amount from assets to other current liabilities and other liabilities. As a result of the Lease Standard, we reduce average total assets, as this better reflects how we manage our business.
4 Results for the four quarters ended August 3, 2019 included the $72 impact related to the estimated non-recurring credit-related charge, which negatively impacted return on assets by approximately 50 basis points and Adjusted ROIC by approximately 70 basis points. In addition, the impact of the Lease Standard negatively impacted return on assets by approximately 60 basis points and Adjusted ROIC by approximately 20 basis points.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
Adjusted Debt to earnings before interest, income taxes, depreciation, amortization and rent (“EBITDAR”) is one of our key financial metrics and we believe that our debt levels are best analyzed using this measure, as it provides a reflection of our credit worthiness that could impact our credit rating and borrowing costs. Our goal is to manage debt levels to maintain an investment-grade credit rating and operate with an efficient capital structure.
For 2019, income statement activity for adjusted EBITDAR is comprised of two quarters of activity under the Lease Standard for 2019 and the last two quarters of 2018 under the previous lease standard. Balance sheet amounts are as of the end of the quarter, and under the new Lease Standard for 2019 and the previous lease standard for 2018. Under the previous lease standard, we estimated the value of our operating leases as if they met the criteria for capital leases or we had purchased the properties. This provided additional supplemental information that estimated the investment in our operating leases. Estimated capitalized operating lease liability is not calculated in accordance with, nor an alternative for, GAAP and should not be considered in isolation or as a substitution of our results as reported under GAAP.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other GAAP financial measures. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The following is a reconciliation of the components of Adjusted Debt to EBITDAR and debt to net earnings:

	2019[1]	2018[1]
Debt	$2,678	$2,734
Add: operating lease liabilities	2,149	—
Add: estimated capitalized operating lease liability[2]	—	1,993
Adjusted Debt	$4,827	$4,727

Net earnings	$492	$513
Add: income tax expense	144	329
Add: interest expense, net	95	115
Earnings before interest and income taxes	731	957

Add: depreciation and amortization expenses	653	683
Add: operating lease cost[3]	138	—
Add: rent expense, net	127	249
Add: non-cash acquisition-related charges	—	1
Adjusted EBITDAR	$1,649	$1,890

Debt to Net Earnings[4]	5.4	5.3
Adjusted Debt to EBITDAR[4]	2.9	2.5
1 The components of Adjusted Debt are as of August 3, 2019 and August 4, 2018, while the components of Adjusted EBITDAR are for the four quarters ended August 3, 2019 and August 4, 2018.
2 Based upon the estimated lease liability as of the end of the period, calculated as the trailing four quarters of rent expense multiplied by eight, a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property.
3 As a result of the Lease Standard, we add back the operating lease cost to calculate Adjusted EBITDAR.
4 Results for the four quarters ended August 3, 2019 included the $72 impact related to the estimated non-recurring credit-related charge, which negatively impacted Debt to Net Earnings by 0.5 and Adjusted Debt to EBITDAR by 0.1. In addition, the impact of the Lease Standard had no impact on Debt to Net Earnings nor Adjusted Debt to EBITDAR.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures, and when used in conjunction with GAAP measures, we believe it provides investors with a meaningful analysis of our ability to generate cash from our business.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Six Months Ended
	August 3, 2019	August 4, 2018
Net cash provided by operating activities	$692	$594
Less: capital expenditures	(480)	(269)
Add: change in cash book overdrafts	92	63
Free Cash Flow	$304	$388

NORDSTROM, INC.
ADJUSTED EBITDA (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) is our key financial metric to reflect our view of cash flow from net earnings. Adjusted EBITDA excludes significant items which are non-operating in nature in order to evaluate our core operating performance against prior periods. The financial measure calculated under GAAP which is most directly comparable to Adjusted EBITDA is net earnings.
Adjusted EBITDA is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for net earnings, overall change in cash or liquidity of the business as a whole. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The following is a reconciliation of net earnings to Adjusted EBITDA:

	Six Months Ended
	August 3, 2019	August 4, 2018
Net earnings	$177	$249
Add: income tax expense	69	94
Add: interest expense, net	46	56
Earnings before interest and income taxes	292	399

Add: depreciation and amortization expenses	323	338
Less: amortization of developer reimbursements	(38)	(40)
Adjusted EBITDA	$577	$697